UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 24, 2009

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreement with Eric Kelly

On June 24, 2009, we entered into an employment agreement with Eric Kelly, our Chief Executive Officer. The employment agreement provides for Mr. Kelly to earn a base salary of $400,000, which has been his base salary since his appointment as Chief Executive Officer on January 27, 2009. Beginning in our 2010 fiscal year, Mr. Kelly will be eligible to receive an annual bonus calculated based upon financial and management objectives reasonably established by our board of directors or an authorized committee of the board. The annual bonus target will be 100% of the greater of $400,000 or his base salary as of the end of the applicable fiscal quarter or year in which the bonus is earned. Mr. Kelly will have the opportunity to earn an annual bonus of up to 150% of the target bonus. If we terminate Mr. Kelly’s employment without cause or he resigns for good reason, dies or becomes disabled before the end of a fiscal quarter or year, he will be eligible to receive a prorated amount of the target bonus for the fiscal quarter or year in which his employment terminates. The employment agreement has a three-year term and automatically renews for additional one-year terms unless one of the parties timely gives notice to terminate.

The employment agreement provides that if we terminate Mr. Kelly’s employment without cause or if Mr. Kelly resigns from employment for good reason, then we will be obligated to pay him severance equal to 150% of his base salary and a prorated portion of his target bonus and to pay for the continuation of his employment benefits for 18 months following termination. The severance payment will be paid in monthly installments. In addition, Mr. Kelly will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards that would otherwise have vested during the 12-month period following his termination. In the case of vested stock options, he will generally be permitted to exercise such options in whole or in part at any time within one year of the date of his termination.

Retention Agreement with Eric Kelly

On June 24, 2009, we entered into a retention agreement with Mr. Kelly, which provides that he will receive a payment if, within 60 days before or two years following a change in control of our company, he is terminated without cause or resigns with good reason. The severance payment is the same as the aggregate payments to be made under Mr. Kelly’s employment agreement for termination without cause or resignation for good reason, but is paid in a lump sum. In addition, Mr. Kelly will be entitled to accelerated vesting for any unvested portion of his then outstanding stock options and any other equity-based awards. In the case of vested stock options, he will generally be permitted to exercise such options in whole or in part at any time within one year of the date of his termination.

The retention agreement provides for limited payments to Mr. Kelly to reimburse him for the possible imposition of excise taxes under the Internal Revenue Code and corresponding state tax provisions related to payments upon a change in control. Our compensation committee determined that providing Mr. Kelly with limited protection was essential because, as a result of his prior service as a director of our company, Mr. Kelly would be subject to such taxes at a significantly lower threshold than would be the case if Mr. Kelly had not served on our board prior to accepting the Chief Executive Officer position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: June 30, 2009	/s/ Kurt L. Kalbfleisch
	By:	Kurt L. Kalbfleisch
Vice President and CFO